Georgia Gulf Confirms Second Quarter Guidance of $.20 to $.25 EPS

    ATLANTA, June 19 /PRNewswire-FirstCall/ -- Georgia Gulf Corporation
(NYSE: GGC) confirmed today that it continues to expect second quarter net income in the range of $.20 to $.25 per diluted share. The expected results compare favorably to the first quarter net loss of $.05 per diluted share and the second quarter 2002 net income of $.12 per diluted share, which included an after tax benefit of a lawsuit recovery of approximately $1.1 million or $.03 per diluted share.

    Georgia Gulf expects improvement in earnings in spite of continued high natural gas costs. The company expects slightly lower natural gas costs compared to the previous quarter, but significantly higher natural gas costs compared to the second quarter of 2002.

    Operating income is expected to improve compared to both the first quarter and the second quarter last year. Sequentially, higher sales prices are expected to more than offset higher raw materials costs and lower sales volumes. Compared to the second quarter 2002, higher sales prices, primarily in vinyl resins, are expected to outpace higher raw materials and natural gas costs.

    Georgia Gulf will host a teleconference on Friday, June 20, 2003, at 9 AM EDT. To access the teleconference, please dial 888-552-7928 (domestic) or 706-679-3718 (international). To access the teleconference via Webcast, log on to http://www.firstcallevents.com/service/ajwz383128313gf12.html . Playbacks will be available from 12 PM EDT Friday, June 20, to 5 PM EDT Friday, June 27. Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international). The conference call ID number is 1219037.

    Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics. Georgia Gulf's chlorovinyl products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf's primary aromatic products include cumene, phenol and acetone.

    This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which the company sells, industry production capacity, raw material costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K and our subsequent quarterly reports on Form 8K for the year ended December 31, 2002.

        Contact:
        Dick Marchese
        VP Finance and CFO
        770-395-4531